Exhibit 99.1

Contact:

Cal Reed, Chairman & CEO

Jack Menache

Investor Relations

Tel: (510) 449-0100

Peak International Elects New Director

Newark, California, October 14, 2005. Peak International Limited (NASDAQ: PEAK) today reported that Russ Silvestri of Skiritai Capital LLC was elected by Peak’s board as a director of the Company.

Skiritai Capital is the largest investor in Peak and has a significant interest in maximizing value for all shareholders. Mr. Silvestri said, “I have met with Peak’s board and believe that we will be working together with the clear goal of improving shareholder value for all of Peak’s shareholders.”

Cal Reed, Peak’s Chairman and CEO said, “We were very pleased that Russ Silvestri has agreed to serve on Peak’s board of directors. Peak’s directors and I have met with Mr. Silvestri and know that we share a common goal returning Peak to profitability at the earliest time. I welcome Russ and look forward to working with him.”

Russ Silvestri is a managing director of SKIRITAI Capital LLC. Prior to forming SKIRITAI Capital LLC, Mr. Silvestri was a managing director at Robertson Stephens & Company and a two time Olympian in sailing.

About Peak International Limited (NASDAQ: PEAK)

Peak International Limited is a leading supplier of precision-engineered transport products for storage, transportation and automated handling of semiconductor devices and other electronic components. Peak employs approximately 2,200 people worldwide, directly and in its factory in Shenzhen, the PRC, that is operated pursuant to a processing agreement with an unaffiliated party. Peak operates warehouses throughout the world and offers JIT services to leading semiconductor manufacturers and assemblers. Peak is a leading recycler of used plastic matrix trays.

Safe Harbor Statement

Certain statements in this press release are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These and other forward looking statements are not guarantees of future results and are subject to risks and uncertainties, including among others, difficulties related to working in the PRC, including regional government and processing partner relations, loss of customers and employees due to uncertainties associated with recent Section 13(d) filings with the Securities and Exchange Commission, and other matters that could cause actual results to differ materially from the expectations described herein. Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K filed on July 29, 2005. Statements included in this press release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update information contained in this release.